EXHIBIT 11 -- SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE


                                                  YEAR ENDED JUNE 30,
                                      -----------------------------------------
                                          2001           2000           1999
                                      -----------      ---------     ----------
Net income (loss)                     $  (794,679)      $495,758    $(1,852,806)
BASIC
Weighted average number of
  shares outstanding                    7,524,913      7,408,821      6,562,140
  during the year
Basic income (loss) per share:
     Net income (loss)                $     (0.11)     $    0.07     $    (0.28)
                                      ===========      =========     ==========
DILUTED
Weighted average number of
  shares outstanding                    7,524,913      7,408,821      6,562,140
  during the year
Effect of dilutive securities:
     Common stock equivalent
       shares (determined
       using the "treasury stock"
       method representing shares
       issuable upon exercise
       of common stock options               --            2,278          1,704
                                      -----------      ---------     ----------
     Weighted average number of
       shares used in calculation
       of diluted earnings per
       share                            7,524,913      7,411,099      6,563,844
                                      ===========      =========     ==========
Diluted income (loss) per share:
     Net income (loss)                $     (0.11)     $    0.07     $    (0.28)
                                      ===========      =========     ==========